THIS AGREEMENT is made the 1st day of May 2011

BETWEEN:

(1)	eVision Telecom Limited (翼想通訊科技有限公司), a company incorporated in Hong Hong whose registered office is situate at B12, 1st Floor, Block B, Proficient Industrial Centre, 6 Wang Kwun Road, Kowloon Bay, Kowloon, Hong Kong (“eVision”); and

(2)	廣州市翼想電腦科技有限公司 (translated as Guangzhou YiXiang Computer Technology Limited), a company registered in The People’s Republic of China whose registered office is situate at Rom 225, No.2 Building, North Area, National University Science, South China University of Technology, Wushan Road, Tianhe District, Guangzhou City, Guangdong Province, The People’s Republic of China (中國廣州市天河區五山路華南理工大學北區國家大學科技園2號樓225室) (“the Contractor”).

1 Preamble

WHEREAS

(1)	eVision desires to develop, use or exploit the CDMA2000 and E-VDO technology (“the Technology”) within the telecommunication system (“the Field”) to manufacture and produce certain CDMA-related products which operate on the CDMA baseband processor chips for sale purpose;

(2)	From time to time, eVision wish to procure research and development services relating to the Technology within the Field (“the Research”);

(3)	The Contractor has the facilities, software licences, reference design licences, equipment and employees to provide research and development services, and with these resources the Contractor wishes to carry out the Research for eVision;

(4)	The Contractor has, under the instructions of eVision, obtained software licence for E-VDO from VIA Telecom Co. Ltd. for and on behalf of eVision exclusively for the Research and the subsequent exploitation, manufacturing and sale of the products generated from the results obtained by the Contractor during the performance of Research (‘Research Results’).

(5)	eVision and the Contractor have decided to enter into this Agreement under which the Contractor will perform the Research for eVision for the term and conditions hereinafter set out.

NOW, THEREFORE, in consideration of the mutual covenants expressed in this agreement, the Contract Parties agree as follows:

2 Research services and Term

2.1	eVision requests the Contractor to perform the Research and the Contractor agrees to use its best endeavours to perform the Research.

2.2	The Agreement shall commence and be effective on 1 May 2011(“the Effective Date”) and shall continue for a term of five years thereafter (“the Term”) unless and until terminated earlier as provided herein.

3 Payments and records

3.1	In consideration for the Research provided by the Contractor to eVision, eVision shall pay the Contractor monthly fee covering all direct costs and indirect costs (including costs of materials) and expenses incurred by the Contractor in conducting the Research. All indirect costs, including general and administrative costs will be allocated by the Contractor on a reasonable basis.

3.2	eVision and the Contractor agree that the monthly fee is subject to a ceiling of HK$350,000.00. By the end of each month, the Contractor will submit a written statement or invoice to eVision specifying the Contractor’s costs and expenses with respect to Research performed during that month. Within 7 days of the receipt of such written statement or invoice, eVision shall pay the amount set down in such statement or invoice.

3.3	Payments made under this Agreement shall be made without deductions (including taxes or charges); and if the applicable law requires taxes or charges to be deducted before payment, the amount due under this Agreement shall be increased so that the payment made will equal the amount due to the Contractor as if no such tax or charge had been imposed.

3.4	The Contractor shall keep and maintain proper and clear accounts and other records with respect to its costs and expenses paid or payable by eVision under this agreement.

4 Confidentiality

4.1	The Contractor shall keep confidential and not to disclose to third parties (except in accordance with this Agreement and the Contractor’s normal practices governing the disclosure of its own confidential information) any and all results developed or obtained in the course of Research and any and all confidential information supplied by or obtained from eVision.

4.2	The obligation imposed on the Contractor in Clause 4.1 shall not apply to any particular item of Technology that the Contractor can prove was:
4.2.1	publicly available prior to the date of this Agreement or subsequently became publicly available other than by the default of the Contractor, its employees or agents; or

4.2.2	lawfully received by the Contractor, its employees or agents without notice (actual or constructive) of confidentiality from a source other than eVision; or

4.2.3	disclosed without restriction by or with prior written approval of eVision.

Without detriment to the foregoing, the Contractor may disclose any Technology or other confidential information where the disclosure is necessary to comply with laws or regulations or to the extent that such disclosure is permitted by eVision, provided that the Contractor shall give eVision reasonable advance notice of any such proposed disclosure, shall use its best endeavours to secure confidential treatment of any such Technology or information and shall advise The Contractor in writing of the manner of the disclosure.

5 Ownership of results

5.1	eVision shall have the sole and exclusive right, title and interest (the ‘Property’) in results obtained by the Contractor during the performance of Research (‘Research Results’) and the Contractor hereby assigns to eVision the Property in Research Results (including any rights under the laws of any country) to eVision and agrees to execute any further assignments, or documents reasonably necessary to perfect such assignments, if requested to do so by eVision. From time to time, the Contractor shall notify Research Results to eVision in writing.

5.2	eVision shall also have the Property in the patents, trademark, design and copyright (“the Intellectual Properties”) obtained and/or registered by the Contractor in the course of the Research and the Contractor shall assign to eVision all the Intellectual Property so obtained and/or registered if so requested by eVision. From time to time, the Contractor shall notify eVision in writing about the Intellectual Property obtained and/or registered by the Contractor throughout the terms of this Agreement.

5.3	Where Research Results relate to the Technology or confidential information acquired by the Contractor from a third party to enable the Contractor to carry out Research, the Property in Research Results shall be subject to the terms of the agreement between the Contractor and that third party relating such technology or confidential information.

6 Liability and indemnity

6.1	Neither Party (the ‘First Party’) shall be liable to the other Party (the ‘Other’) for consequential loss or damage, arising out of the First Party’s performance or non-performance of this Agreement, where such loss or damage could not reasonably have been foreseen.

6.2	Either Party shall defend, indemnify and hold harmless the Other from and against all actions or claims (including legal and other costs, expenses, and damages) brought by a third party in respect of loss or damage caused (wholly or partly) by that First Party’s negligence or wilful misconduct. Where eVision is the First Party, this clause shall apply only to acts done under this Agreement; and where the Contractor is the First Party, this clause shall apply only to acts done in the performance of Research. For the avoidance of doubt, the indemnity given above shall not extend to any actions or claims as aforesaid caused by the Other’s negligence or wilful misconduct.

7 Duration, termination and force majeure

7.1	This Agreement shall become effective upon the Effective Date and shall remain in full force and effect until expiry of the Term or being terminated pursuant to the provisions of this clause 7.

7.2	This Agreement shall terminate, after notice has been given by either Party to terminate it, at the expiry of sixty (60) days’ following the receipt of the notice by the notified Party.

7.3	This Agreement shall terminate upon written notice by either Party to the Other if the Other has breached material term of this Agreement and has not remedied the breach within thirty (30) days after receipt of the written notice. In a written notice given under this clause 7.3, the notifying Party shall specify the breach and require the Other for remedial action. In return, the Other shall response in writing including proof of remedy of such breach within thirty (30) days after receipt of the written notice.

7.4	If notice under clause 7.2 or clause 7.3 is given by first-class registered or recorded-delivery letter post or by express courier service, the notice shall be deemed to have been received by the notified Party 48 hours from the date it was posted or handed over to the courier service.

7.5	This Agreement shall terminate upon written notice by either Party to the Other within thirty (30) days of the date on which any of the following events occurs:
7.5.1	the Other shall become insolvent;

7.5.2	the Other shall go into liquidation whether compulsory or voluntary except for the purpose of amalgamation or reconstruction;

7.5.3	the Other shall have a receiver appointed of any of its assets or undertaking, or any distress, execution, sequestration or other process shall be issued against any of its property.

7.6	Each of the Contract Parties shall be excused from performance of this Agreement where performance is frustrated or is not reasonably practicable by reason of the occurrence of any of the following events: act of God, flood, fire, explosion, breakdown of plant, strike, lockout, labour dispute, casualty or accident, war, revolution, civil commotion, acts of public enemies, blockage or embargo; or of any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or governmental authority or representative of any such government; or of inability to procure or use materials, labour, equipment, transportation or energy sufficient to meet production needs without the necessity of allocation; or of any other cause whatsoever, whether similar or dissimilar to those above enumerated. A Contract Party may claim the benefit of this clause 7.6 if and only if that Contract Party used reasonable efforts to avoid the occurrence and to remedy it promptly.

8 Post-termination obligations

8.1	Not later than thirty (30) days after the termination of this Agreement for any reason, the Contractor shall deliver to eVision all Research Results (including tangible embodiments of any confidential or non-confidential information) and any equipment or materials relating to the Technology.

8.2	Not later than thirty (30) days after the termination of this Agreement, the Contractor shall assign and transfer the Intellectual Property to eVision.

8.3	Clauses 4, 5 and 8.1 shall survive the termination of this agreement for any reason whatsoever.

9 Assignment

9.1	Neither this Agreement nor any right or obligation arising under it may be assigned, in whole or in part, by either Party without the prior written consent of the Other, which consent shall not be unreasonably withheld.

9.2	Clause 9.1 shall not prevent the Contractor from assigning its rights and obligations under this agreement to:
9.2.1	any purchaser of all or substantially all of its assets; or

9.2.2	any other company with or into which the Contractor merges or consolidates.

9.3	Notwithstanding an assignment, this Agreement shall remain binding upon the assignor. Subject to the restrictions on assignment set out above, the benefit of this Agreement shall inure to the successors and assigns of each of the Contract Parties.

10 No agency

This Agreement shall not constitute either Party as an agent or legal representative of the Other for any purpose whatsoever nor create any form of partnership between the Contract Parties.

11 Exclusivity

This agreement is personal to the Contract Parties and is intended to be for their exclusive benefit. Nothing in this agreement shall be construed as to confer any right, claim, remedy or benefit on any third party.

12 Whole agreement

This Agreement sets forth and constitutes the entire agreement between the Contract Parties with respect to its subject matter and supersedes any and all prior agreements, understandings, promises and representations made by either Party to the Other concerning the subject matter of this agreement and the terms applicable to it. This limitation shall not apply to fraudulent or wilfully negligent representations.

13 Modification

This Agreement shall not be discharged, amended, or modified in any manner except by express writing between the Contract Parties signed by their duly authorised officers. eVision and the Contractor agree to amend this Agreement where an amendment is necessary to conform with any tax regulations that are applicable with respect to any matters governed by this Agreement.

14 Illegality and severance

If any term of this Agreement is deemed or becomes invalid, illegal or unenforceable, that term shall be construed or deemed amended to conform to applicable law so as to be valid and enforceable or, if it cannot be so construed or deemed amended without altering in a material way the intentions of the Contract Parties, that term shall be deleted automatically from this Agreement and the remainder of this Agreement shall remain in full force and effect.

15 Waiver

No waiver of any right under this agreement shall be effective unless contained in a writing signed by the waiving Party. No waiver of any right arising from any breach or non-performance shall be deemed to waive any future such right or any other right arising under this agreement. The failure of either Party at any time or for any period of time to enforce any term of this agreement shall not be construed to waive such term or the right of either Party to enforce each and every such term.

16 Notices

Without detriment to clause 7 above, notices to be given under this agreement shall be in writing, signed by the Party giving the notice, and shall be sent to the addresses set down at the beginning of this Agreement or to such other addresses as the Contract Parties may hereafter specify. Notice shall be deemed given upon physical delivery of the notice to a Party.

17 Disclosure

Neither Party will use or refer to this Agreement or the Other in any promotional activity without the Other’s express prior written permission. Each Party shall refrain from making any public announcement or disclosure of this Agreement and its terms without the prior written consent of the Other except as required by law.

18 Jurisdiction

This Agreement shall come within the non-exclusive jurisdiction of the courts of the Special Administrative Region of Hong Kong. The proper law of the contract shall be the law of the Special Administrative Region of Hong Kong.

IN WITNESS whereof the Contract Parties have caused this Agreement to be duly executed

SIGNED by	)
	)	/s/ eVision Telecom Limited
for and on behalf of eVision Telecom	)
Limited in the presence of	)

SIGNED by	)
	)	/s/ Guangzhou YiXiang Computer
for and on behalf of Guangzhou YiXiang	)	Technology Limited
Computer Technology Limited in the	)
presence of :	)